Exhibit 99.1

GameStop Announces First Quarter Preliminary Results

GRAPEVINE, Texas—(BUSINESS WIRE)—May 17, 2024—GameStop Corp. (NYSE: GME) (“GameStop” or the “Company”) today announced certain preliminary unaudited financial information for the first quarter ended May 4, 2024.

On a preliminary basis for the 13-weeks ended May 4, 2024 compared to the 13-weeks ended April 29, 2023:

•	Net sales are expected to be in the range of $0.872 billion to $0.892 billion compared to $1.237 billion in the prior year fiscal quarter.

•	Selling, general and administrative (“SG&A”) expenses are expected to be in the range of $290 million to $300 million, compared to $345.7 million in the prior year fiscal quarter.

•	Net loss is expected to be in the range of $27 million to $37 million, compared to a net loss of $50.5 million in the prior year fiscal quarter.

•	Cash, cash equivalents and marketable securities are expected to be in the range of $1.073 billion to $1.093 billion, compared to $1.310 billion at the close of the prior year fiscal quarter.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS—SAFE HARBOR

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current beliefs, views, estimates and expectations, including as to the Company’s industry, business strategy, goals and expectations concerning its market position, strategic and transformation initiatives, future operations, margins, profitability, sales growth, capital expenditures, liquidity, capital resources, expansion of technology expertise, and other financial and operating information, including expectations as to future operating profit improvement. Forward-looking statements are subject to significant risks and uncertainties and actual developments, business decisions, outcomes and results may differ materially from those reflected or described in the forward-looking statements. The following factors, among others, could cause actual developments, business decisions, outcomes and results to differ materially from those reflected or described in the forward-looking statements: economic, social, and political conditions in the markets in which we operate; the competitive nature of the Company’s industry; the cyclicality of the video game industry; the Company’s dependence on the timely delivery of new and innovative products from its vendors; the impact of technological advances in the video game industry and related changes in consumer behavior on the Company’s sales; interruptions to the Company’s supply chain or the supply chain of our suppliers; the Company’s dependence on sales during the holiday selling season; the Company’s ability to obtain favorable terms from its current and future suppliers and service providers; the Company’s ability to anticipate, identify and react to trends in pop culture with regard to its sales of collectibles; the Company’s ability to maintain strong retail and ecommerce experiences for its customers; the Company’s ability to keep pace with changing industry technology and consumer preferences; the Company’s ability to manage its profitability and cost reduction initiatives; turnover in senior management or the Company’s ability to attract and retain qualified personnel; potential damage to the Company’s reputation or customers’ perception of the Company; the Company’s ability to maintain the security or privacy of its customer, associate or Company information; occurrence of weather events, natural disasters, public health crises and other unexpected events; risks associated with inventory shrinkage; potential failure or inadequacy of the Company’s computerized systems; the ability of the Company’s third party delivery services to deliver products to the Company’s retail locations, fulfillment centers and consumers and changes in the terms the Company has with such service providers; the ability and willingness of the Company’s vendors to provide marketing and merchandising support at historical or anticipated levels; restrictions on the Company’s ability to purchase and sell pre-owned products; the Company’s ability to renew or enter into new leases on favorable terms; unfavorable changes in the Company’s global tax rate; legislative actions; the Company’s ability to comply with federal, state, local and international laws and regulations and statutes; potential future litigation and other legal proceedings; volatility in the value of our investments and securities; concentration of the Company’s investment portfolio into one or few holdings; the recognition of losses in a particular security even if the Company has not sold the security; volatility in the Company’s stock price, including volatility due to potential short squeezes; continued high degrees of media coverage by third parties; the availability and future sales of substantial amounts of the Company’s Class A common stock; fluctuations in the Company’s results of operations from quarter to quarter; the restrictions contained in the agreement governing the Company’s revolving credit facility; the Company’s ability to generate sufficient cash flow to fund its operations; the Company’s ability to incur additional debt; risks associated with the Company’s investment in marketable, nonmarketable and interest-bearing securities, including the impact of such investments on Company’s financial results; and the Company’s ability to maintain effective control over financial reporting. Additional factors that could cause results to differ materially from those reflected or described in the forward-looking statements can be found in GameStop’s most recent Annual Report on Form 10-K and other filings made from time to time with the SEC and available at www.sec.gov or on the Company’s investor relations website (https://investor.gamestop.com). Forward-looking statements contained in this press release speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contact

GameStop Corp. Investor Relations

(817) 424-2001

ir@gamestop.com